October 31, 2007

Frank Ingriselli, President
PACIFIC ASIA PETROLEUM, INC.
250 East Hartsdale Avenue
Hartsdale, NY  10530

Dear Frank

We are pleased that Pacific Asia Petroleum, Inc., a Delaware corporation (the “Company”) desires to engage Chadbourn Securities, Inc. (“Chadbourn”) as its nonexclusive placement agent and financial advisor to the Company (the “Advisory Services”).  This engagement agreement (“Agreement”) shall supersede in its entirety that certain Engagement Agreement entered into by and between Chadbourn and Advanced Drilling Services, LLC, a subsidiary of the Company, dated December 15, 2006.  We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement.

1.	Scope of Engagement

As discussed, we will undertake certain services on behalf of the Company, including:

(a)	Identifying business opportunities for the Company within its strategy;

(b)	Representing the Company within the finance and investment community and maintaining good relations and communications with shareholders introduced by Chadbourn to the Company; and

(c)	Identifying and assisting in the negotiation and placement of private equity capital (an “Equity Funding”) and debt/mezzanine and/or convertible debt instruments (“Debt Funding”) for the Company.

2.	Fees and Expenses.

For our services hereunder, the Company will pay to Chadbourn the following fees as earned and collected by the Company.

(a)
Financing Advisory Services.  In the event that Chadbourn or its subsidiary(s) directly originates or provides an accepted Equity Funding or Debt Funding, the Company shall pay to Chadbourn from gross proceeds received by the Company at closing(s) the following, minus any amounts paid by the Company to mutually approved intermediaries (if any):

(i)	An advisory fee equal to Five Percent (5%) of the total proceeds from Chadbourn-originated Equity Fundings received by the Company;

(ii)
Warrants equal to Five Percent (5%) of the number of shares sold in the Equity Offering to Chadbourn-originated investors. Such warrants should have a seven year maturity, an exercise price equal to the offering price of each respective offering by the Company, and a cashless exercise provision;

Chadbourn Securities, Inc. • 10600 N. De Anza Blvd., Ste 250 • Cupertino, CA  95014
Phone: (408) 873-0400 • Fax (408) 904-6085

and

(iii)	An advisory fee equal to Two Percent (2%) of the total proceeds from Chadbourn-originated Debt Fundings received by the Company;

For clarification, the Company shall deduct from amounts payable to Chadbourn under this Section 2 any and all fees payable to or any amounts paid by the Company to mutually approved intermediaries as set forth on Exhibit B attached hereto, as amended from time to time upon mutual written consent by the parties hereto.

(b)
Expense Reimbursement.  In addition, Chadbourn shall also receive the following expense reimbursement fees in connection with the Company’s Equity and/or Debt Fundings (this shall be the only expense reimbursement paid unless the parties otherwise agree in writing):

(i)	An additional unallocated expense reimbursement fee equal to Two Percent (2%) of the total proceeds from all Equity Fundings received by the Company; and

(ii)	An additional unallocated expense reimbursement fee equal to One Percent (1%) of the total proceeds from all Debt Fundings received by the Company.

(c)
Exclusions.  Notwithstanding anything to the contrary in this Agreement, Chadbourn and the Company agree and acknowledge that Chadbourn shall not be entitled to any fees or expenses hereunder in connection with, or related to, any Debt Funding proceeds received by the Company originated by, or received from, Bank of China Limited, Morgan Stanley, Jefferies International Ltd or The Goldman Sachs Group, Inc., or subsidiaries or affiliates thereof.

3.      Use of Information; Financing Matters.

(a)
The Company agrees to furnish or cause to be furnished to Chadbourn all necessary or appropriate information for use in its engagement and hereby represents and warrants that any information relating to the Company or transaction that is furnished to Chadbourn by or on behalf of the Company will be true and correct in all material respects and not misleading.  The Company agrees that any information or advice rendered by Chadbourn or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to Chadbourn, in any manner without our prior written consent.

(b)
Chadbourn recognizes and confirms that the Company, in acting pursuant to this engagement, may be providing material non-public information to Chadbourn, and that Chadbourn assumes responsibility that no such material non-public information shall be communicated or divulged to any other party without the express written consent of Company and that any recipient of such material non-public information shall not trade in the securities of the Company until such information is either public or rendered moot.

(c)
Each of the Company and Chadbourn agrees to conduct any offering and sale of securities in any transaction in accordance with applicable federal and state securities laws, and neither the Company nor Chadbourn, nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law.  Chadbourn has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the

Company or be a party to any transaction, or to solicit investors outside the United States.

(d)
Chadbourn further acknowledges that by the very nature of its relationship with the Company it may, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Securities Exchange Act of 1934, as amended).  Chadbourn hereby agrees and covenants that: 1)  Chadbourn will not make any purchases or sales in the stock of the Company based on such information;  2)  Chadbourn will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to  third parties unless authorized in writing by the Company to do so as may be necessary in the  performance of its services  under this agreement; and 3) Chadbourn will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any Chadbourn literature or other communication(s) relating to the Company, including, but not limited to: research reports, press  releases, publications, letters to investors and telephone or other personal communication(s) with potential or current investors, including Chadbourn related investors.

4.	Certain Acknowledgements.

The Company acknowledges that Chadbourn has been retained by the Company, and that the Company’s engagement of Chadbourn is as an independent contractor.  Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Chadbourn or our affiliates or their respective directors, officers, agents and employees.  Upon prior written consent of the Company (which consent will not be unreasonably withheld), Chadbourn may, at our own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.  The Company acknowledges that Chadbourn, and affiliated of Chadbourn may be significant shareholders or hold director positions with the Company, and Chadbourn may make investments in or act as advisor to Companies that later become strategic partners or customers of the Company.  Chadbourn shall advise Company of such relationships prior to initiation of any negotiations.  Chadbourn represents and warrants to the Company that it is a registered broker/dealer any and all actions undertaken by Chadbourn hereunder are in full compliance with any and all applicable state and federal securities laws.

5.	Indemnity.

Chadbourn and the Company have agreed to the indemnification set forth in Exhibit A, providing for the indemnification of Chadbourn by the Company and of the Company by Chadbourn in connection with Chadbourn’s engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6.	Term of Engagement.

Chadbourn’s engagement shall commence as of the date hereof and shall terminate (if not terminated earlier) December 31, 2008   (the “Term”).  Either party may terminate this agreement at any time, with or without cause by giving not less than 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or sections 3, 4, 5, or 7, or in the separate letter agreement relating to indemnification.  It is expressly agreed that following the expiration or termination of this agreement, Chadbourn shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

It is also expressly agreed that if during a period of 12 months following termination of this agreement, a transaction with an investor, bondholder, bank, financing entity, strategic partner,

public company, or other entity based upon services provided by Chadbourn hereunder is consummated by the Company, or a successor entity to the Company, or a shareholder, advisor or related party to the Company, or if a definitive agreement that results in a transaction is entered into during such 12 month period with any Chadbourn-originated investors, the Company will pay Chadbourn the fees and expense reimbursements equal to the fees and expenses which would have been payable to Chadbourn as if the transaction had occurred during the term of this agreement.  In the event a Chadbourn Investor does invest during the 12 months following the termination of this Agreement.

7.	Miscellaneous.

This agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and Chadbourn and their respective successors and assigns.  Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to the Chadbourn’s activities or remuneration under this Agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of the Judicial Arbitration and Mediation Service (“JAMS”).  The parties will select an arbiter and shall divide the cost of arbitration between them, and each party shall pay its own attorney’s fees.  Any judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided herein.  The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.  The parties agree that Santa Clara County, California will be the venue of any dispute and will have jurisdiction over all parties.  Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Chadbourn without the prior written consent of the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

We are pleased to accept this engagement and look forward to working with you on this matter.  Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this Agreement.

            Very truly yours,

            CHADBOURN SECURITIES, INC.

             By:   /s/ Laird Q. Cagan__
           Laird Q. Cagan, Managing Director

Accepted and agreed to as of the date set forth above:

PACIFIC ASIA PETROLEUM, INC.
a Delaware corporation

By:      /s/ Frank C. Ingriselli
    Frank Ingriselli, President

EXHIBIT A

The Company agrees to indemnify and hold harmless Chadbourn Securities Inc. (“Chadbourn”), together with its affiliates and their respective control persons, directors, officers, employees and agents, (“Indemnified Persons”), to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened third-party claim, action, proceeding or investigation and any litigation or other proceeding arising therefrom, to which an Indemnified Person may become subject) (collectively, “Damages”) arising out of or related to any actual or proposed private placement or Chadbourn’s engagement hereunder; provided, however, that there shall be excluded from such indemnification any such portion of such Damages as are found in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence or breach of the engagement agreement (of even date herewith and incorporated herein by reference) on the part of the Indemnified Person, other than any action undertaken at the request or with the consent of the Company.  The foregoing indemnification obligation is in addition to, and not in limitation of, any other rights Chadbourn may have, including but not limited to any right of contribution.  In the event that the foregoing indemnity is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person in respect of such Damages in such proportion as appropriately reflects the relative benefits received by it on the one hand and Chadbourn on the other.  If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations.  The foregoing is subject to the limitation that in no event shall Chadbourn’s aggregate contributions in respect of Damages exceed the amount of fees actually received by Chadbourn pursuant to this Agreement.  For purposes hereof, relative benefits to the Company and Chadbourn of the private placement or other similar transaction shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by the Company and/or its security holders in connection with the private placement or other similar transaction bears to the fees paid to Chadbourn pursuant to its engagement in respect of such private placement.  Chadbourn shall promptly notify the Company of any claim or threatened claim being asserted against Chadbourn which would give rise to an indemnification hereunder, and agrees that the Company shall have the right to participate in the defense of any such claim and, to the extent that the Company shall wish, to assume and control the defense thereof and shall pay as incurred the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, Chadbourn shall have the right to retain its own counsel reasonably satisfactory to the Company at the Company’s expense, it being understood that the Company shall not, in connection with any one such claim or action or separate but, substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Persons. The Company will not enter into any waiver, release or settlement with respect to any threatened or pending claim, action, proceeding or investigation or settle any litigation arising therefrom in respect of which indemnification hereunder may be sought (whether or not Indemnified Persons are a formal party thereto) without the prior written consent of Chadbourn (which consent shall not be unreasonably withheld or delayed), unless such waiver, release or settlement includes an unconditional release of Chadbourn from any and all liability arising out of such threatened or pending claim, action, proceeding, investigation or litigation.

EXHIBIT B

APPROVED INTERMEDIARIES

NAME	COMMISSION OR FEE